Exhibit 99.1

AmREIT Announces Share Repurchase Program

          HOUSTON, Dec. 8 /PRNewswire-FirstCall/ -- AmREIT (Amex: AMY), a Houston-based real estate investment trust, announced today that its Board of Trustees authorized up to $4 million for the purchase of outstanding Class A Common Shares of Beneficial Interest.  Share repurchases may be made in the open market or in privately negotiated transactions at the discretion of the company’s management, and as market conditions warrant.  The share repurchase program will be funded with available cash and may be discontinued at any time.

          “Given current market prices, we believe our stock is undervalued and executing a share repurchase program allows us to pursue an attractive investment opportunity,” said Kerr Taylor, AmREIT’s chief executive officer. “It is our fiduciary responsibility to search for investment opportunities which best benefit the long-term interests of the Company and our shareholders, and we will balance our share repurchase program with other investment alternatives.”

          About AmREIT
          AmREIT (Amex: AMY) is a real estate investment trust (“REIT”) primarily focused on the ownership, development and management of Irreplaceable Corners(TM) -- defined as premier retail frontage properties typically located on “Main & Main” intersections in highly populated, high-traffic, affluent areas.  As of September 30, 2005, our gross asset value is approximately $312 million and our portfolio consists of lifestyle and shopping centers anchored by market dominant tenants such as Kroger, Barnes & Noble and Walgreens, supported by specialty retailers such as GAP, Starbucks, Hallmark and Verizon. Our business structure is unique within the REIT community and consists of a merchant development and operating business, a wholesaling securities business and a retail partnership business.  These synergistic businesses support our portfolio of Irreplaceable Corners and allow the company access to multiple avenues of low-cost capital.  Through the retail partnership funds, AmREIT captures recurring development, leasing, property management, and asset management fees for services performed while maintaining an ownership interest and profit participation.  Our business structure allows the company to expand both internally and externally, distinguishing AmREIT as a value creator and a source of dependable, increasing monthly income.

          In addition to historical information, this press release contains forward-looking statements under the federal securities law.  These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management.  Past performance is not indicative of future returns.  Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

          This press release does not constitute an offer to sell, or the solicitation of an offer to buy any public or private securities from the company.  The purchase of any securities may only be made pursuant to a prospectus.  A copy of any available prospectus and the related subscription documents are available to qualified potential investors on request.

          For more information, call Debbie Lucas, Vice President Investor Relations & Corporate Communications of AmREIT, at 713-850-1400, or Chad Braun, Chief Financial Officer of AmREIT, 713-850-1400.  AmREIT is online at http://www.amreit.com.

SOURCE  AmREIT
          -0-                                        12/08/2005
          /CONTACT:  Debbie Lucas of AmREIT, +1-713-850-1400, or dlucas@amreit.com/
          /Web site:  http://www.amreit.com/